EXHIBIT 99.1

October 30, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PURCHASE OF OIL AND GAS PROPERTIES

MIDLAND, TEXAS, October 30, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) today announced the purchase of various royalty interests at a price of $1,000,000 covering approximately 1,800 wells in 27 counties of Texas. Of these oil and gas reserves, approximately 77% is natural gas and 23% oil. Mexco believes that there is potential for further development of a number of these royalties especially through horizontal and vertical drilling and fracturing. These royalty interests are free of expenses to Mexco for drilling and operations.

Approximately 15% of the net revenue from these royalties comes from 237 wells located in Reagan County, Texas. Also included are interests in 21 wells in Glasscock County, Texas. Both of these counties are in the horizontal Spraberry Wolfcamp trend. The second largest source of net income is in Webb County, Texas from 202 wells producing 13.5 % of net income. Royalties in Karnes County, Texas produce approximately 5% of net revenue from 30 wells. Both of these counties are in the Eagle Ford trend.

Also Mexco announced the purchase for $525,000; 12.5% (approximately 10% net revenue interest) long lived non-operated working interests.  Six wells are producing oil from the Lower Tubb formation in Pecos County, Texas.  These wells are on 20-acre spacing with four additional proven undeveloped locations at approximately 3,600 foot depth on the 190 acres.  The operator has agreed to pay for the drilling and completion costs of one additional well and fracture treatment of one of the existing wells, as well as pay all operating expenses of all wells on these leases.  In addition, Mexco will receive 100% of the gross disposal fees from one disposal well located on these properties paid by an adjacent operator.  Mexco would be responsible for payment of the cost of drilling and completion on the balance of any development wells.

These expenditures have been funded through bank borrowings on Mexco’s line of credit.

Also, the Company today reported the Board of Directors appointed Christopher M. Schroeder to the Company’s Board of Directors as well as to membership on the Audit, Compensation and Nominating Committees effective November 1, 2014. Mr. Schroeder is expected to stand for election at the 2015 Annual Meeting of Shareholders on September 15, 2015 for a term of one year.

Mr. Schroeder graduated with honors from the Harvard Business School with a Master of Business Administration degree. In 1988 he joined the US Department of State where he served as a special assistant on the staff of Secretary of State James A. Baker, III. In 1996 Mr. Schroeder joined The Washington Post Company and served in a variety of positions during his four year tenure with the company, including Treasurer and Vice President of Business Development. In this role, he was responsible for reviewing all mergers, acquisitions, investments and cash management activities of the corporation and its operating companies. From 1999 to 2000 Mr. Schroeder was CEO of Legi-Slate, Inc., a business-to-business internet technology firm with The Washington Post Company as its lead shareholder. From 2000 to 2005 he was CEO and Publisher of Washingtonpost.Newsweek Interactive. In 2006 Mr. Schroeder co-founded and was CEO of HealthCentral, one of the largest online content and wellness platforms. The company, which was backed by investors including Sequoia Capital, Allen & Company and Interactive Corporation (IAC), was successfully sold in 2012 to a large health publishing company. Currently, Mr. Schroeder is an adviser to leading Silicon Valley venture capital firms. Mr. Schroeder wrote a best-selling book in 2013: "Startup Rising: The Entrepreneurial Revolution Remaking the Middle East." He serves on several academic and global boards including The American University of Cairo School of Business, The American University School of International Service, and The American Council on Germany, among others.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.